Exhibit 99.1

Press Release

News Release

For Immediate Release

INVESTORS REAL ESTATE TRUST ANNOUNCES
PRICING OF PUBLIC OFFERING OF
 3,000,000 COMMON SHARES OF BENEFICIAL INTEREST

MINOT, ND—June 2, 2009—Investors Real Estate Trust (NASDAQ:  IRET), a real estate investment trust with a diversified portfolio of multi-family residential and commercial office, medical, industrial and retail properties located primarily in the upper Midwest, today announced the pricing of its public offering of 3,000,000 common shares of beneficial interest at $8.70 per share (before underwriting discounts and commissions).  Total net proceeds to the Company will be approximately $24,695,000, after deducting underwriting discounts and commissions and estimated offering expenses.
Robert W. Baird & Co., Incorporated is the bookrunning manager for the offering.  D.A. Davidson & Co. and J.J.B. Hilliard, W.L. Lyons, Inc. are co-managers.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from:

Robert W. Baird & Co., Incorporated
Attn:  Syndicate Department
777 E. Wisconsin Avenue
Milwaukee, WI  53202
Tel.: (414) 765-3632

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Contact:
Michelle R. Saari
Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, ND 58702-1988
701.837.4738 tel
701.838.8875 fax
info@iret.com e-mail
www.iret.com